Exhibit 99.1

News Release

Integra LifeSciences Announces Amendment and Extension of Credit Facility

PLAINSBORO, New Jersey / May 7, 2018 — Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today announced that it has amended and extended its credit facility with a bank group led by Bank of America, N.A.

The overall size of the credit facility remains at $2.2 billion and consists of a revolving line of credit of $1.3 billion and a $900 million term loan. The new terms include a decrease in applicable interest rates and commitment fees, and extends the maturity of the credit facility to May 3, 2023.

“We are pleased to announce the two-year extension of our credit facility with improved pricing,” said Glenn Coleman, chief financial officer, Integra LifeSciences. “With these new terms, we have strengthened our balance sheet and increased our flexibility to pursue our long-term revenue growth and profitability strategy. We appreciate the continued support and commitment from our lending group.”

Borrowings from the new revolving facility will also be used to cover fees and expenses incurred in connection with the credit facility, and for general corporate purposes.

About Integra LifeSciences

Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, CertasTM, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™. For the latest news and information about Integra and its brands, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. Forward-looking factors that may be discussed include, but are not limited to, future financial performance, new product development, governmental approvals, market potential and resulting sales as well as potential therapeutic applications, and additional acquisitions. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2017 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Sravan Emany

Vice President, Treasurer & Investor Relations

(609) 936-2488

sravan.emany@integralife.com

Michael Beaulieu

Director, Investor Relations

(609) 750-2827

michael.beaulieu@integralife.com

Media Contact:

Laurene Isip

Senior Director, Global Corporate Communications

(609) 750-7984

laurene.isip@integralife.com